Exhibit 5.1

September 26, 2014

Zimmer Holdings, Inc.

345 East Main Street

Warsaw, Indiana 46580

Ladies and Gentlemen:

We have acted as counsel to Zimmer Holdings, Inc., a Delaware corporation (the “Company”), in connection with the proposed merger (the “Merger”) of Owl Merger Sub, Inc., a Delaware corporation and an indirect wholly owned subsidiary of the Company (“Merger Sub”), with and into LVB Acquisition, Inc., a Delaware corporation (“LVB”), pursuant to the Agreement and Plan of Merger, dated as of April 24, 2014, among the Company, Merger Sub and LVB (the “Merger Agreement”) and in connection with the preparation and filing of a Registration Statement on Form S-4 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Act”), relating to the issuance of shares of common stock, par value $0.01 per share, of the Company (“Company Common Stock”) to be issued in the Merger.

In furnishing this opinion, we have examined such corporate records, documents, certificates and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. As to any facts material to the opinion expressed below, we have relied upon the representations and warranties of the various parties to the Merger Agreement. In rendering the opinion expressed below, we have assumed without investigation: (i) the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as original documents and the conformity to original documents of all documents submitted to us as certified, conformed, facsimile or photostatic copies; and (ii) the correctness and completeness of all documents and certificates of all public officials.

Based upon the foregoing, and subject to the qualifications and limitations stated herein, we are of the opinion that the shares of Company Common Stock to be issued by the Company to the holders of shares of common stock, $0.01 par value, of LVB upon consummation of the Merger are validly authorized and, when the Registration Statement shall have become effective and such shares of Company Common Stock have been issued and delivered in accordance with the terms and conditions of the Merger Agreement, such shares of Company Common Stock will be legally issued, fully paid and non-assessable.

We do not express or purport to express any opinion with respect to laws other than the General Corporation Law of the State of Delaware.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the reference to us under the heading “Legal Matters” in the consent solicitation statement/prospectus which is a part of the Registration Statement. In giving this consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Act or rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ White & Case LLP

WHITE & CASE LLP